Exhibit 99.1

	Company Contact:	Edwin Lewis
President & Co-CEO
(310) 460-0245
FOR IMMEDIATE RELEASE
	Investor Relations:	Chad A. Jacobs
Brendon Frey
Integrated Corporate Relations
(203) 682-8200

MOSSIMO, INC. REPORTS FOURTH QUARTER FISCAL 2004 RESULTS

Santa Monica, California, March 24, 2005—Mossimo, Inc. (NASDAQ: MOSS) today announced financial results for the fourth quarter and year ended December 31, 2004.

Mossimo, Inc. reported fourth quarter 2004 net revenues of $3.2 million compared to $3.0 million for the same period last year.  The Company reported fourth quarter net earnings of $629,000 compared to net earnings of $693,000 for the same period last year, and diluted earning per share of $0.04 compared to diluted earnings per share of $0.04 for the same period last year.

Net revenues for the year ended December 31, 2004 were $20.5 million compared to $19.9 million in the same period last year. The company reported net earnings for fiscal 2004 of $2.7 million compared to net earnings of $4.6 million in fiscal 2003, and diluted earnings per share of $0.17 compared to diluted earnings per share of $0.29 for the same period last year.

Edwin Lewis, President and Co-Chief Executive Officer stated, “2004 was a period of transition for our company. During the year we invested in our infrastructure in order to enhance our performance at Target. We also restructured our operations at Zellers. At the same time, we further diversified our business with the acquisition of Modern Amusement and our licensing agreement with Intermoda in Mexico.  While we are encouraged by the progress we have made, there is still much work to be done, and we remain focused on executing our strategy.”

To listen to the Mossimo prerecorded fourth quarter and fiscal 2004 earnings call, please dial (719) 457-0820 or (888) 203-1112, followed by the conference identification number #4843976.  This call will be available beginning today, March 24, 2005 at 4:00 pm ET and run through March 31, 2005 at 11:59 pm ET.

Founded in 1987, Mossimo, Inc. is a designer, licensor and distributor of men’s, women’s, boy’s and girl’s apparel, footwear, and other fashion accessories such as jewelry, watches, handbags, and belts.

The matters discussed in this news release with respect to operations and future results, and the benefits thereof, are forward looking statements that involve risks and uncertainties, including the demand for the Company’s products in Target and Hudson’s Bay Company/Zellers stores which have not traditionally sold the Company’s products, changes in consumer demands and preferences, shifting trends in the overall retail and apparel market, competition from other lines, changes in consumer spending patterns and general economic conditions, and uncertainties generally associated with product introductions and apparel retailing.  Forward looking statements are not guarantees and involve known and unknown risks and uncertainties, any of which could cause actual results to vary materially from anticipated results. Operating results stated herein are not necessarily indicative of results that may be expected in future periods.  More information on risk factors, which could affect the Company’s financial results, is included in the Company’s Forms 10-K and 10-Q, periodically filed with the S.E.C.

(Tables to Follow)

MOSSIMO, INC.

CONDENSED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

Unaudited

	For the Three Months Ended December 31,		For the Years Ended December 31,
	2004	2003	2004	2003
REVENUE FROM LICENSE ROYALTIES AND DESIGN SERVICE FEES	$2,533	$2,993	$18,714	$19,895

Product Sales	624	—	1,821	—

Total Revenues	3,157	2,993	20,535	19,895

OPERATING EXPENSES:
Cost of Product Sales	352		1,241
Selling, general and administrative	1,897	2,621	14,843	13,477

Operating earnings	908	372	4,451	6,418

Other expense, net	—	(411)	(71)	—

Interest income, net	27	27	104	23

Earnings (loss) before income taxes	935	(12)	4,484	6,441

Provision (benefit) for income taxes	306	(705)	1,783	1,875

Net earnings	$629	$693	$2,701	$4,566

Earnings per common share:
Basic	$0.04	$0.04	$0.17	$0.29

Diluted	$0.04	$0.04	$0.17	$0.29

Weighted average common shares outstanding:

Basic	15,738	15,613	15,738	15,613

Diluted	15,774	15,658	15,774	15,658

MOSSIMO, INC.

BALANCE SHEETS

(in thousands, except share data)

	December 31,
	2004	2003
ASSETS
CURRENT ASSETS:
Cash, and cash equivalents	$4,903	$4,707
Restricted cash	413	4,585
Investments	4,800	5,000
Accounts receivable	2,908	2,007
Merchandising inventory	539	—
Deferred income taxes	2,000	3,071
Prepaid expenses and other current assets	436	282
Total current assets	15,999	19,652

PROPERTY AND EQUIPMENT, at cost, net of accumulated depreciation and amortization	967	480

DEFERRED INCOME TAXES	5,385	6,037

GOODWILL	212	—

TRADENAME	112	—

OTHER ASSETS	96	244
	$22,771	$26,413

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	352	525
Accrued liabilities	242	1,513
Accrued commissions	258	5,251
Accrued bonuses	206	112
Total current liabilities	1,058	7,401

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY:
Preferred stock, par value $.001; authorized shares 3,000,000; no shares issued or outstanding	—	—
Common stock, par value $.001; authorized shares 30,000,000; issued and outstanding 15,738,442 in 2004 and 2003	15	15
Additional paid-in capital	39,763	39,763
Accumulated deficit	(18,065)	(20,766)
Net stockholders’ equity	21,713	19,012
	$22,771	$26,413